Filed Pursuant to Rule 433

Registration No. 333-221133

FINAL TERM SHEET

Dated February 11, 2019

1.000% Notes due 2023

1.700% Notes due 2025

2.200% Notes due 2027

3.125% Notes due 2031

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2023 Notes: €1,250,000,000 2025 Notes: €750,000,000 2027 Notes: €1,000,000,000 2031 Notes: €1,250,000,000

Maturity Date:	2023 Notes: February 15, 2023 2025 Notes: June 15, 2025 2027 Notes: June 15, 2027 2031 Notes: June 15, 2031

Coupon:	2023 Notes: 1.000% 2025 Notes: 1.700% 2027 Notes: 2.200% 2031 Notes: 3.125%

Interest Payment Dates:

2023 Notes: Annually on February 15, commencing February 15, 2020

2025 Notes: Annually on June 15, commencing June 15, 2020

2027 Notes: Annually on June 15, commencing June 15, 2020

2031 Notes: Annually on June 15, commencing June 15, 2020

Price to Public:	2023 Notes: 99.646% of principal amount 2025 Notes: 99.928% of principal amount 2027 Notes: 99.749% of principal amount 2031 Notes: 99.980% of principal amount

Benchmark Bund:	2023 Notes: OBL 0.000% due April 14, 2023 2025 Notes: DBR 0.500% due February 15, 2025 2027 Notes: DBR 0.250% due February 15, 2027 2031 Notes: DBR 0.250% due February 15, 2029

Benchmark Bund Yield:	2023 Notes: -0.454% 2025 Notes: -0.291% 2027 Notes: -0.102% 2031 Notes: 0.118%

Spread to Benchmark Bund:	2023 Notes: +154.5 bps 2025 Notes: +200.2 bps 2027 Notes: +233.4 bps 2031 Notes: +300.7 bps

Yield to Maturity:	2023 Notes: 1.091% 2025 Notes: 1.711% 2027 Notes: 2.232% 2031 Notes: 3.125%

Mid-Swap Yield:	2023 Notes: 0.011% 2025 Notes: 0.261% 2027 Notes: 0.482% 2031 Notes: 0.845%

Spread to Mid-Swap Yield:	2023 Notes: +108 basis points 2025 Notes: +145 basis points 2027 Notes: +175 basis points 2031 Notes: +228 basis points

Optional Redemption:

2023 Notes: Make-whole call at Comparable

Government Bond Rate plus 25 bps prior to January 15, 2023;

par call on or after January 15, 2023.

2025 Notes: Make-whole call at Comparable

Government Bond Rate plus 30 bps prior to April 15, 2025;

par call on or after April 15, 2025.

2027 Notes: Make-whole call at Comparable

Government Bond Rate plus 35 bps prior to April 15, 2027;

par call on or after April 15, 2027.

2031 Notes: Make-whole call at Comparable

Government Bond Rate plus 45 bps prior to March 15, 2031;

par call on or after March 15, 2031.

Settlement Date (T+4):	February 15, 2019*

Common Code / CUSIP / ISIN:	2023 Notes:	Common Code: 184344408 CUSIP: 02209S AW3 ISIN: XS1843444081

	2025 Notes:	Common Code: 184344351 CUSIP: 02209S AX1 ISIN: XS1843443513

	2027 Notes:	Common Code: 184344319 CUSIP: 02209S AY9 ISIN: XS1843443190

	2031 Notes:	Common Code: 184344378 CUSIP: 02209S AZ6 ISIN: XS1843443786

Listing:	Application will be made to list the Notes on the New York Stock Exchange.

Joint Book-Running Managers:

J.P. Morgan Securities plc

Barclays Bank PLC

Deutsche Bank AG, London Branch

Goldman Sachs & Co. LLC

Citigroup Global Markets Limited

Credit Suisse Securities (Europe) Limited

Mizuho International plc

Scotiabank Europe plc

Senior Co-Managers:	Banco Santander S.A. Morgan Stanley & Co. International PLC U.S. Bancorp Investments, Inc. Wells Fargo Securities International Limited
Co-Manager:	Telsey Advisory Group LLC

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc toll-free at +44-207-134-2468, Barclays Bank PLC toll-free at 1-888-603-5847, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 or Goldman Sachs & Co. LLC toll-free at 1-866-471- 2526.